UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 6, 2013

SILICON LABORATORIES INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-29823	74-2793174
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

400 West Cesar Chavez, Austin, TX 78701

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (512) 416-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 6, 2013, Silicon Laboratories International Pte. Ltd. (“Silicon Laboratories International”), the Singapore subsidiary of Silicon Laboratories Inc., and Energy AS, a Norwegian limited liability holding company, entered into a Share Purchase Agreement (the “Purchase Agreement”) pursuant to which Energy Micro AS (“Energy Micro”), a Norwegian limited liability operating company, would become a wholly-owned subsidiary of Silicon Laboratories International. Silicon Laboratories Inc. is also a party to the Share Purchase Agreement to guarantee Silicon Laboratories International’s performance of its obligations thereunder. Energy Micro is a late-stage private company offering a power-efficient portfolio of 32-bit microcontrollers and developing multi-protocol wireless RF solutions based on ARM® Cortex-M architecture.

Under the terms of the Purchase Agreement, Silicon Laboratories International will acquire all of the outstanding capital stock of Energy Micro in exchange for initial cash consideration of $115.0 million plus an amount equal to the sum of Energy Micro’s current assets minus the sum of (a) current liabilities and (b) debt as of the closing date. The Purchase Agreement also provides for deferred consideration with a fair value of approximately $22 million at June 6, 2013 to be paid out over 4 years. The Purchase Agreement also provides for additional consideration of up to approximately $33.3 million (the “Earn-Out”) that is payable based on the extent to which the annual revenue growth rate from certain Energy Micro and Silicon Laboratories products (the “Earn-Out Products”) exceeds 25% per year, over a five-year period from fiscal 2014 through 2018 (the “Earn-Out Period”). The Earn-Out is payable on an annual basis and in no event shall exceed $6,666,666 per year, unless revenue from the Earn-Out Products exceeds $400 million in a single fiscal year during the Earn-Out Period (in which case, the entire Earn-Out amount less any amounts previously paid will become payable). A portion of the Earn-Out is contingent on the continued employment of certain key employees for the three years following the closing date. Of the initial consideration, approximately $20.3 million will be withheld as security for breaches of representations and warranties and certain other expressly enumerated matters. This acquisition is subject to customary closing conditions.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated into this report by reference.

The press release announcing the Purchase Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
2.1	Share Purchase Agreement, dated June 6, 2013, by and between Silicon Laboratories International Pte. Ltd. and Energy AS and Silicon Laboratories Inc.

99.1	Press release of Silicon Laboratories Inc. dated June 7, 2013 entitled “Silicon Labs to Acquire Energy Micro, A Leader in Low Power ARM Cortex-Based Microcontrollers and Radios”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILICON LABORATORIES INC.

June 7, 2013	/s/ William G. Bock.
Date	William G. Bock
Senior Vice President and Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description
2.1	Share Purchase Agreement, dated June 6, 2013, by and between Silicon Laboratories International Pte. Ltd. and Energy AS and Silicon Laboratories Inc.

99.1	Press release of Silicon Laboratories Inc. dated June 7, 2013 entitled “Silicon Labs to Acquire Energy Micro, A Leader in Low Power ARM Cortex-Based Microcontrollers and Radios”